Exhibit 3.1

EXECUTION COPY

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

LIFE STORAGE LP

June 4, 2021

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AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

LIFE STORAGE LP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF LIFE STORAGE LP (as amended, supplemented or restated from time to time, this “Agreement”), dated as of June 4, 2021, is entered into by and among LIFE STORAGE HOLDINGS, INC., a Delaware corporation, as general partner, LIFE STORAGE, INC., a Maryland corporation, as a limited partner, and the Persons (as hereinafter defined) whose names are set forth on Exhibit A attached hereto, as limited partners, and any Additional Limited Partner that is admitted from time to time to the Partnership and listed on Exhibit A attached hereto.

WHEREAS, pursuant to Section 14.B(4) and (5) of the Agreement of Limited Partnership of the Partnership on June 1, 1995, as subsequently amended (collectively, the “Original Agreement”), the General Partner desires to amend and restate the Original Agreement so as to reflect all amendments thereto in one agreement and to make further changes as provided herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt of which is hereby acknowledged, the General Partner does hereby amend and restate the Original Agreement as follows:

ARTICLE 1

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“704(c) Value” of any Contributed Property means the value of such property as set forth in Exhibit D or if no value is set forth in Exhibit D, the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. Subject to Exhibit B hereof, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among the separate properties on a basis proportional to their respective fair market values.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.2 hereof and who is shown as such on the Partner Registry or otherwise on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership taxable year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership taxable year.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Exhibit B hereof.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person; (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests; or (iv) any officer, director, manager, general partner, managing member or trustee of such Person or of any Person referred to in clauses (i), (ii), and (iii) above. For purposes of this definition, “control” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Value” means (i) in the case of any Contributed Property set forth in Exhibit D and as of the time of its contribution to the Partnership, the Agreed Value of such property as set forth in Exhibit D; (ii) in the case of any Contributed Property not set forth in Exhibit D and as of the time of its contribution to the Partnership, the 704(c) Value of such property, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (iii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.

“Agreement” has the meaning set forth in the Introductory Paragraph hereof.

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Attorney” has the meaning set forth in Section 2.4.A.

“Available Cash” means, with respect to any period for which such calculation is being made,

(i) the sum of:

(a) the Partnership’s Net Income or Net Loss (as the case may be) for such period (without regard to adjustments resulting from allocations described in Sections 1.A through 1.E of Exhibit C);

(b) Depreciation and all other noncash charges deducted in determining Net Income or Net Loss for such period;

(c) the amount of any reduction in the reserves of the Partnership referred to in clause (ii)(f) below (including, without limitation, reductions resulting because the General Partner determines such amounts are no longer necessary);

(d) the excess of proceeds from the sale, exchange, disposition, or refinancing of Partnership property for such period over the gain recognized from such sale, exchange, disposition, or refinancing during such period (excluding Terminating Capital Transactions); and

(e) all other cash received by the Partnership for such period that was not included in determining Net Income or Net Loss for such period;

(ii) less the sum of:

(a) all principal Debt payments made by the Partnership during such period;

(b) capital expenditures made by the Partnership during such period;

(c) investments made by the Partnership during such period in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clause (ii)(a) or (ii)(b);

(d) all other expenditures and payments not deducted in determining Net Income or Net Loss for such period;

(e) any amount included in determining Net Income or Net Loss for such period that was not received by the Partnership during such period;

(f) the amount of any increase in reserves during such period which the General Partner determines to be necessary or appropriate in its sole and absolute discretion;

(g) any amount distributed or paid in redemption of any Limited Partner Interest or Partnership Units, including, without limitation, any Cash Amount paid; and

(h) the amount of any working capital accounts and other cash or similar balances which the General Partner determines to be necessary or appropriate, in its sole and absolute discretion.

Notwithstanding the foregoing, Available Cash shall not include (a) any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership or (b) any Capital Contributions, whenever received or any payments, expenditures or investments made with such Capital Contributions.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit B and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Buffalo, New York are authorized or required by law to close.

“Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit B hereof.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section 4.1, 4.2, or 4.3 hereof.

“Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property, reduced (but not below zero) by all Depreciation with respect to such property charged to the Partners’ Capital Accounts following the contribution of or adjustment with respect to such property, and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B hereof, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cash Amount” means an amount of cash per Common Unit equal to the Value on the Valuation Date of the REIT Shares Amount.

“Certificate” means the Certificate of Limited Partnership of the Partnership filed in the office of the Delaware Secretary of State, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2, but does not include any Preferred Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than a Common Unit.

“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B hereof, such property shall no longer constitute a Contributed Property for purposes of Exhibit B hereof, but shall be deemed an Adjusted Property for such purposes.

“Conversion Factor” means 1.0, provided that in the event that Life Storage, Inc. (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares; (ii) subdivides its outstanding REIT Shares; or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination, assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time, and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized.

“Depreciation” means, for each taxable year an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“DRO Amount” means (a) with respect to Charles F. Waldner, Jr. and Marjorie W. Waldner (the “Waldners”), $4,200,000, and (b) the partners of AWP Limited (“AWP”), collectively $1,110,000 or individually (i) the Waldners, $500,000, (ii) the R. Scott Morrison Revocable Trust (the “Trust”), $500,000, and (iii) Bradley Middlebrook, II and Janice Vaughan Middlebrook (the “Middlebrooks”), $110,000.

“Effective Date” means the date of closing of the initial public offering of REIT Shares.

“General Partner” means Life Storage Holdings, Inc., in its capacity as the general partner of the Partnership, and any successor thereto as a result of a transaction in accordance with the terms hereof, together with any additional or substitute general partner of the Partnership, each in its capacity as general partner of the Partnership.

“General Partner Interest” means the entire Partnership Interest held by a General Partner hereof, which Partnership Interest may be expressed as a number of Common Units, Preferred Units or any other Partnership Units.

“Incapacity” or “Incapacitated” means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him or her incompetent to manage his or her Person or his or her estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership or limited liability company which is a Partner, the dissolution and commencement of winding up of the partnership or limited liability company; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, “bankruptcy” of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner; (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors; (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above; (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties; (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof; (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of (A) his, her or its status as the General Partner, or a director or officer of the Partnership or the General Partner, or (B) his, her or its liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to), (ii) any Person serving as tax matters partner or partnership representative with respect to the Partnership, and (iii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Limited Partner” means Life Storage, Inc. (including any successor thereto as a result of a transaction in accordance with the terms hereof) and any other Person named as a Limited Partner in the Partner Registry or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a limited partner in the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Common Units, Preferred Units or other Partnership Units.

“Liquidating Event” has the meaning set forth in Section 13.1.

“Liquidator” has the meaning set forth in Section 13.2.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit B.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit B.

“New Securities” has the meaning set forth in Section 4.2.B.

“Nonrecourse Built-in-Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2.B of Exhibit C if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit E to this Agreement.

“Ownership Interest” means the stock and securities (including any evidence of indebtedness) of the General Partner at any time owned or held by Life Storage, Inc.

“Partner” means a General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners, collectively.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partner Registry” means the Partner Registry maintained by the General Partner in the books and records of the Partnership, which contains substantially the same information as would be necessary to complete the form of the Partner Registry attached hereto as Exhibit A.

“Partnership” means Life Storage LP, a Delaware limited partnership.

“Partnership Interest” means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by Life Storage, Inc. for a distribution to its shareholders of some or all of its portion of such distribution.

“Partnership Unit” means a Common Unit, a Preferred Unit, or any other unit of the fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1, 4.2 and 4.3 and includes any class of Partnership Interests established after the date hereof. The number and class, if applicable, of Partnership Units outstanding and the Percentage Interest in the Partnership represented by such Partnership Units are set forth in the Partner Registry. The ownership of Partnership Units shall be evidenced by such form of certificate for units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities.

“Partnership Unit Designation” shall have the meaning set forth in Section 4.2.A.

“Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

“Percentage Interest” means, as to a Partner, its interest in any class of Partnership Interests issued hereunder as determined by dividing the Partnership Units of such class owned by such Partner by the total number of Partnership Units of such class then outstanding.

“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

“Preferred Unit” means a fractional, undivided share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.2 that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Units.

“Private Placement” means the private placement of REIT Shares by Life Storage, Inc. which closed concurrently with the initial public offering of REIT Shares.

“Qualified REIT Subsidiary” has the meaning set forth in Section 7.4.A.

“Recapture Income” means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Redeeming Partner” has the meaning set forth in Section 8.6 hereof.

“Redemption Right” shall have the meaning set forth in Section 8.6 hereof.

“Regulations” means the income tax regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a real estate investment trust under Section 856 of the Code.

“REIT Share” shall mean a common share of the capital stock, par value $.01, of Life Storage, Inc.

“REIT Shares Amount” shall mean a number of REIT Shares equal to the product of the number of Common Units offered for redemption by a Redeeming Partner, multiplied by the Conversion Factor (rounded down to the nearest whole number in the event such product is not a whole number), provided that in the event Life Storage, Inc. issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders of Life Storage, Inc. to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”), then the REIT Shares Amount shall also include such rights that a holder of that number of REIT Shares would be entitled to receive.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.1(a) or 2.B.2(a) of Exhibit C to eliminate Book-Tax Disparities.

“Specified Redemption Date” means the tenth (10th) Business Day after receipt by the General Partner of a Notice of Redemption in accordance with Section 8.6 hereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to the Act and Section 11.4.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

“Transaction” has the meaning set forth in Section 11.2(c).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit B hereof) as of such date, over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B hereof) as of such date.

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B hereof) as of such date, over (ii) the fair market value of such property (as determined under Exhibit B hereof) as of such date.

“Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means, with respect to a REIT Share, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the Valuation Date. The market price for each such trading day shall be: (i) if the REIT Shares are listed or admitted to trading on any securities exchange or the NASDAQ-National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the REIT Shares are not listed or admitted to trading on any securities exchange or the NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; or (iii) if the REIT Shares are not listed or admitted to trading on any securities exchange or the NASDAQ-National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported, provided that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Value of the REIT Shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the REIT Shares Amount includes rights that a holder of REIT Shares would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

ARTICLE 2

ORGANIZATIONAL MATTERS

Section 2.1 Organization and Continuation

The Partnership is a limited partnership previously formed pursuant to the provisions of the Act and is governed by the terms and conditions set forth in this Agreement. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2 Name

The name of the Partnership is Life Storage LP. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “LP”, or “L.P.”, shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office and Agent; Principal Office

The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, New Castle, Delaware 19801. The principal office of the Partnership shall be 6467 Main Street, Williamsville, New York 14221, or such other place as the General Partner may from time to time designate by notice to the Limited Partners; provided, however, that failure to so notify the Limited Partners shall not invalidate such change or the authority granted hereunder. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4 Power of Attorney

A. Each Limited Partner and each Assignee hereby irrevocably constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each (each, an “Attorney”), and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1)

execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner or the Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution, liquidation, winding up and termination of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation of the Certificate; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or the Capital Contribution of any Partner; (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests and (f) all certificates, documents and other instruments relating to the redemption of Partnership Interests; and

(2)

execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

B. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the Attorneys to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and the foregoing power of attorney shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by any Attorney, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of any Attorney, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.5 Term

The term of the Partnership commenced on June 1, 1995, the date the Certificate was filed in the office of the Secretary of State of Delaware in accordance with the Act and shall continue in perpetuity unless, the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

ARTICLE 3

PURPOSE

Section 3.1 Purpose and Business

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided, however, that such business shall be limited to and conducted in such a manner as to permit Life Storage, Inc. at all times to be classified as a REIT, unless Life Storage, Inc. ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership, (ii) to enter into any partnership, joint venture, business trust arrangement, limited liability company, tenancy-in-common or other similar arrangement to engage in any business permitted by or under the Act, or to own interests in any entity engaged in any business permitted by or under the Act, (iii) to conduct the business of providing property, asset management and brokerage and leasing services, whether directly or through one or more partnerships, joint ventures, Subsidiaries, business trusts, limited liability companies or similar arrangements, and (iv) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting Life Storage, Inc.’s right, in its sole discretion, to cease qualifying as a REIT, the Partners acknowledge Life Storage, Inc.’s current status as a REIT inures to the benefit of all of the Partners and not solely the General Partner.

Section 3.2 Powers

The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire and develop real property, and lease, sell, transfer and dispose of real property, provided that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of Life Storage, Inc. to continue to qualify as a REIT, (ii) could subject Life Storage, Inc. to any additional taxes under Section 857 or Section 4981 of the Code, or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over Life Storage, Inc. or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

ARTICLE 4

CAPITAL CONTRIBUTIONS

Section 4.1 Capital Contributions of the Partners

The Partners have made Capital Contributions to the Partnership as set forth in the books and records of the Partnership. To the extent the Partnership acquires any property by the merger of any other Person into the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into the Partnership shall become Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement and as set forth in the books and records of the Partnership. The Partners shall own Partnership Units in the amounts set forth for such Partner and shall have a Percentage Interest in the Partnership as set forth in the Partner Registry, which Percentage Interest shall be adjusted in the Partner Registry from time to time by the General Partner to the extent necessary to reflect accurately redemptions, Capital Contributions, the issuance of additional Partnership Units (pursuant to any merger or otherwise), or similar events having an effect on any Partner’s Percentage Interest. The number of Partnership Units held by the General Partner shall be deemed to be the General Partner Interest (currently equal to one percent (1%) of all outstanding Partnership Units and as adjusted from time to time; provided, however, that the General Partner’s Interest shall not be reduced below one percent (1%) so long as any financing arrangement of which the Partnership is a party requires the General Partner Interest to be at least one percent (1%)). Except as provided in Sections 4.2 and 10.5, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership.

Section 4.2 Issuances of Additional Partnership Interests

Subject to the rights of any Limited Partner of any Partnership Interest set forth in a Partnership Unit Designation:

A. The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners (including the General Partner) or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partner or any other Person. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any Debt, Partnership Units, or other securities issued by the Partnership, (ii) in connection with the contribution of property to the Partnership or any Subsidiary, (iii) for less than fair market value (including for no consideration) and (iv) in connection with any merger of any other Person into the Partnership. Any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over existing Partnership Units) as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Partnership Unit Designation”). Without limiting the generality of the foregoing, the General Partner shall have authority to specify: (a) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (b) the right of each such class or series of Partnership Interests to share (on a pari passu, junior or preferred basis) in Partnership distributions; (c) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; (d) the voting rights, if any, of each such class or series of Partnership Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests. Upon the issuance of any additional Partnership Interest, the General Partner shall amend Exhibit A and the books and records of the Partnership as appropriate to reflect such issuance. Notwithstanding anything herein to the contrary, no such additional Partnership Units or other Partnership Interests shall be issued to Life Storage, Inc. or the General Partner unless either (I) (1) the additional Partnership Interests are issued in connection with an issuance of REIT Shares or other shares by Life Storage, Inc. which shares have designations, preferences and other rights such that the economic interests attributable to such shares are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to Life Storage, Inc. in accordance with this Section 4.2.A, and (2) either (x) Life Storage, Inc. shall make a Capital Contribution to the Partnership in an amount equal to the proceeds raised in connection with such issuance or (y) Life Storage, Inc. shall transfer to the General Partner, by loan or contribution, an amount equal to the proceeds raised in connection with the issuance of such shares of Life Storage, Inc. and, in turn, the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the amount transferred to it by Life Storage, Inc. or (z) through a combination of (x) and (y) above a Capital Contribution equal to the proceeds raised in connection with the issuance of such shares is made to the Partnership, or (II) the additional Partnership Interests are issued to all Partners in proportion to their respective Percentage Interests.

B. After the Effective Date, Life Storage, Inc. shall not issue any additional REIT Shares (other than REIT Shares issued pursuant to Section 8.6), or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares (collectively, “New Securities”) other than to all holders of REIT Shares unless (i) the General Partner shall cause the Partnership to issue to Life Storage, Inc. Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the New Securities, and (ii) either (a) Life Storage, Inc. contributes to the Partnership the proceeds from the issuance of such New Securities and from the exercise of rights contained in such New Securities or (b) Life Storage, Inc. transfers to the General Partner, by loan or contribution, the proceeds from the issuance of such New Securities and from the exercise of rights contained in such New Securities and the General Partner, in turn, contributes the amount so transferred to it to the Partnership or (c) through a combination of (a) and (b) above a Capital Contribution equal to the proceeds raised in connection with the issuance of such New Securities and from the exercise of rights contained in such New Securities is made to the Partnership. Without limiting the foregoing, Life Storage, Inc. is expressly authorized to issue New Securities for less than fair market value, and the General Partner is expressly authorized to cause the Partnership to issue to Life Storage, Inc. or the General Partner corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the interests of the General Partner and the Partnership (for example, and not by way of limitation, the issuance of REIT Shares and corresponding Partnership Units pursuant to an employee or director stock purchase plan providing for employee or director purchases of REIT Shares at a discount from fair market value or employee or director stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise), and (y) Life Storage, Inc. contributes all proceeds from such issuance and exercise to the Partnership or transfers all proceeds from such issuance and exercise to the General Partner, whether by loan or contribution, and the General Partner, in turn, contributes the amount so transferred to the Partnership.

Section 4.3 Contribution of Proceeds of Issuance of REIT Shares

In connection with the initial public offering and the Private Placement of REIT Shares by Life Storage, Inc. and any other issuance of REIT Shares or New Securities pursuant to Section 4.2, Life Storage, Inc. has contributed or shall contribute, as applicable, to the Partnership any proceeds (or a portion thereof) raised in connection with such issuance or shall transfer to the General Partner any proceeds (or a portion thereof) raised in connection with such issuance, by loan or contribution, and the General Partner shall contribute the amount so transferred to it to the Partnership, provided that if the proceeds actually received by Life Storage, Inc. or the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then Life Storage, Inc. and the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount equal to the sum of the net proceeds of such issuance plus the amount of such underwriter’s discount and other expenses paid by Life Storage, Inc. or the General Partner.

Section 4.4 No Preemptive Rights

No Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership; or (ii) issuance or sale of any Partnership Units or other Partnership Interests.

Section 4.5 No Interest on Capital

No Partner shall be entitled to interest on its Capital Contribution or its Capital Account.

ARTICLE 5

DISTRIBUTIONS

Section 5.1 Requirement and Characterization of Distributions

Subject to the rights of any Limited Partner with respect to any Partnership Interest set forth in a Partnership Unit Designation, the General Partner shall distribute at least quarterly an amount equal to 100% of Available Cash generated by the Partnership during such quarter or shorter period to the Partners who are Partners on the Partnership Record Date with respect to such quarter or shorter period in accordance with their respective rights in class(es) of Partnership Interests, pro rata, (and within such class(es), pro rata, in accordance with their respective Percentage Interests on such Partnership Record Date), provided that in no event may a Partner receive a distribution of Available Cash with respect to a Partnership Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a REIT Share for which such Partnership Unit has been redeemed or exchanged. The General Partner shall take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with Life Storage, Inc.’s qualification as a REIT, to distribute Available Cash to the Limited Partners so as to preclude any such distribution or portion thereof from being treated as part of a sale of property to the Partnership by a Limited Partner under Section 707 of the Code or the Regulations thereunder, provided that, to the fullest extent permitted by law, the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of any distribution to a Limited Partner being so treated.

Section 5.2 Amounts Withheld

All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 hereof with respect to any allocation, payment or distribution to the General Partner, the Limited Partners or Assignees shall be treated as amounts distributed to the General Partner, Limited Partners, or Assignees pursuant to Section 5.1 for all purposes under this Agreement.

Section 5.3 Distributions Upon Liquidation

Proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2.

Section 5.4 Limitation on Distributions

Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution or any other payment to a Partner or Assignee on account of its interest in the Partnership if such distribution would violate the Act or any other applicable law.

Section 5.5 Distributions to Reflect Additional Partnership Units.

In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article 4, subject to the rights of any Limited Partner of any Partnership Interest set forth in a Partnership Unit Designation, the General Partner is hereby authorized to make such revisions to this Article 5 and to Articles 6, 11, 12 and 13 as it determines in its sole discretion are necessary or desirable to reflect the issuance of such additional Partnership Units, including, without limitation, making preferential distributions to Limited Partners of certain classes or series of Partnership Units.

ARTICLE 6

ALLOCATIONS

Section 6.1 Allocations For Capital Account Purposes

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Exhibit B hereof) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

A. Net Income shall be allocated (i) first, to the General Partner to the extent that Net Losses previously allocated to the General Partner pursuant to the last sentence of Section 6.1.B exceed Net Income previously allocated to the General Partner pursuant to this clause (i) of Section 6.1.A, and (ii) thereafter, Net Income shall be allocated to each class of Partnership Units, pro rata, in accordance with the terms of such class (and, within such class pro rata, in accordance with the Partners’ respective Percentage Interests).

B. After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto, Net Losses shall be allocated to each class of Partnership Units, pro rata, in accordance with the terms of such class (and, within such class, pro rata, in accordance with the Partners’ respective Percentage Interests), provided that Net Losses shall not be allocated to any Limited Partner pursuant to this Section 6.1.B to the extent that such allocation would cause such Limited Partner to have an Adjusted Capital Account Deficit at the end of such taxable year (or increase any existing Adjusted Capital Account Deficit). All Net Losses in excess of the limitations set forth in this Section 6.1.B shall be allocated to the General Partner.

C. For purposes of Regulations Section 1.752-3(a), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in-Gain shall be allocated among the Partners under any method approved under Regulations Section 1.752-3(a)(3) as chosen by the General Partner.

D. Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall to the extent possible, after taking into account other required allocations of gain pursuant to Exhibit C, be characterized as Recapture Income in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

E. In the event that the Partnership issues additional Partnership Interests to the General Partner or any Additional Limited Partner under Section 4.2 hereof, the General Partner shall make such revisions to Sections 6.1.A and B above as it determines are necessary to reflect the terms of the issuance of such additional Partnership Interests, including making preferential allocations to certain classes of Partnership Interests, subject to the terms of any Partnership Unit Designation with respect to Partnership Interests then outstanding.

ARTICLE 7

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1 Management

A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3 hereof, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

(1)

the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners and Assignees in such amounts as will permit Life Storage, Inc. (so long as Life Storage, Inc. qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its Partners such that Life Storage, Inc. can distribute to its shareholders amounts sufficient to permit Life Storage, Inc. to maintain REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidence of indebtedness (including the securing of the same by deed to secure Debt, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership;

(2)	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(3)

the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity (all of the foregoing subject to any prior approval only to the extent required by Section 7.3 hereof);

(4)

the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of Life Storage, Inc., the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership, the General Partner and/or Life Storage, Inc.) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to the Partnership’s Subsidiaries;

(5)	the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership;

(6)

the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(7)	the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(8)	holding, managing, investing and reinvesting cash and other assets of the Partnership;

(9)	the collection and receipt of revenues and income of the Partnership;

(10)

the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership, any division of the Partnership, or the General Partner (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer” of the Partnership, any division of the Partnership, or the General Partner), and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership or any division of the Partnership, and the determination of their compensation and other terms of employment or hiring;

(11)	the maintenance of such insurance for the benefit of the Partnership, the Partners and/or Indemnitees as it deems necessary or appropriate;

(12)

the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, the Partnership’s Subsidiaries and any other Person in which it has an equity investment from time to time);

(13)

the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute, resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(14)

the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(15)	the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt;

(16)

the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(17)

the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(18)

the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(19)

the making, execution and delivery of any and all deeds, leases, notes, deeds to secure Debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement; and

(20)

the distribution of cash to acquire Common Partnership Units held by a Limited Partner in connection with a Limited Partner’s exercise of its Redemption Right under Section 8.6 or pursuant to any Partnership Unit Designation.

B. The Partnership is hereby authorized to execute, deliver and perform, and the General Partner on behalf of the Partnership is authorized to execute and deliver the above-mentioned agreements and transactions on behalf of the Partnership and all documents, agreements, certificates or financing statements contemplated thereby or related thereto, all without any further act, approval or vote of any Partner, notwithstanding any other provision of this Agreement (except as provided in Section 7.3), the Act or any applicable law, rule or regulation, to the fullest extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

C. The General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder.

D. The General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

E. In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement.

Section 7.2 Certificate of Limited Partnership

The General Partner has previously filed the Certificate with the Secretary of State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, or in Canada or any province therein in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on General Partner’s Authority

A. The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written Consent of Limited Partners holding seventy-five percent (75%) or more of the Percentage Interests of the Limited Partners (including Limited Partner Interests held, directly or indirectly, by Life Storage, Inc. and the General Partner) (or such other percentage of the Limited Partners as may be specifically provided for under a provision of this Agreement).

B. Except as provided in Article 13 hereof, the General Partner may not sell, exchange, transfer or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other Person) without the Consent of Limited Partners holding seventy-five percent (75%) or more of the Percentage Interests of the Limited Partners (including Limited Partner Interests held, directly or indirectly, by Life Storage, Inc. and the General Partner).

Section 7.4 Reimbursement of the General Partner

A. Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

B. The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses that it and/or Life Storage, Inc. incurs relating to the ownership and operation of, or for the benefit of, the Partnership, provided that the amount of any such reimbursement shall be reduced by (i) any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted in Section 7.5.A and (ii) any amount derived by the General Partner from any Qualified REIT Subsidiary (as defined in Section 7.5.A). The Limited Partners acknowledge that, for purposes of this Section 7.4.B, all expenses of the General Partner and Life Storage, Inc. are deemed incurred for the benefit of the Partnership. Such reimbursements shall be in addition to any reimbursement to the General Partner and/or Life Storage, Inc. as a result of indemnification pursuant to Section 7.7 hereof

C. As set forth in Section 4.3, Life Storage, Inc. and the General Partner shall be treated as having made a Capital Contribution in the amount of all expenses that Life Storage, Inc. and the General Partner incur relating to the organization of the Partnership and the General Partner, the initial public offering and Private Placement of REIT Shares by Life Storage, Inc. and any other issuance of additional Partnership Interests or REIT Shares pursuant to Section 4.2 hereof.

D. In the event that the General Partner or Life Storage, Inc. shall elect to purchase from shareholders of Life Storage, Inc. REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any dividend reinvestment program adopted by Life Storage, Inc., any employee stock purchase plan adopted by Life Storage, Inc., or any similar obligation or arrangement undertaken by the General Partner or Life Storage, Inc. in the future, the purchase price paid by the General Partner or Life Storage, Inc. for such REIT Shares and any other expenses incurred by the General Partner or Life Storage, Inc. in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the General Partner or Life Storage, Inc., subject to the condition that: (i) if such REIT Shares subsequently are to be sold by the General Partner or Life Storage, Inc., the General Partner or Life Storage, Inc. shall pay to the Partnership any proceeds received by the General Partner or Life Storage, Inc. for such REIT Shares (provided that a transfer of REIT Shares for Partnership Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such REIT Shares are not retransferred by the General Partner or Life Storage, Inc. within thirty (30) days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Partnership Units held by the General Partner or Life Storage, Inc. equal to the product obtained by multiplying the Conversion Factor by the number of such REIT Shares.

Section 7.5 Outside Activities of the General Partner and Life Storage, Inc.

A. The General Partner shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition and disposition of Partnership Interests as a General Partner or Limited Partner and the management of the business of the Partnership, and such activities as are incidental thereto, and Life Storage, Inc. shall not directly or indirectly enter into or conduct any business other than in connection with the ownership of the stock of the General Partner, the ownership, acquisition or disposition of Partnership Interests as a Limited Partner, making loans to the General Partner, and such activities as are incidental thereto. The assets of the General Partner shall be limited to Partnership Interests and the assets of Life Storage, Inc. shall be limited to the stock and Debt obligations of the General Partner and the Partnership Interests. The General Partner shall not hold any assets other than Partnership Interests as a General Partner or Limited Partner, and other than such bank accounts or similar instruments or accounts as it deems necessary to carry out its responsibilities contemplated under this Agreement and its organizational documents. The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests. Notwithstanding the above, the General Partner may form and own an equity interest in, and participate thereby in the business of, including, without limitation, as a shareholder of one or more direct wholly owned special purpose corporate subsidiaries the sole purpose of which is to serve as general partner of a partnership at least ninety-nine percent (99%) of the equity of which partnership is owned directly or indirectly by the Partnership (a “Qualified REIT Subsidiary”).

B. Except as provided in Section 7.4.D, in the event Life Storage, Inc. exercises its rights to purchase REIT Shares, then the General Partner shall cause the Partnership to purchase from Life Storage, Inc. that number of Partnership Units equal to the product obtained by multiplying the number of REIT Shares to be purchased by Life Storage, Inc. (and/or the General Partner) times the Conversion Factor on the same terms and for the same aggregate price that Life Storage, Inc. (and/or the General Partner) purchased such REIT Shares. The General Partner shall then distribute such funds to Life Storage, Inc.

C. In the event the Partnership or Life Storage, Inc. acquires REIT Shares as a result of the forfeiture of such REIT Shares under a restricted or similar stock plan, then the General Partner shall cause the Partnership to cancel that number of Partnership Units equal to the number of REIT Shares so acquired (and if the Partnership acquired such REIT Shares, it shall transfer such REIT Shares to Life Storage, Inc. for cancellation).

D. The General Partner shall not issue at any time capital stock (whether voting or non-voting or common or preferred) or any evidence of indebtedness except to Life Storage, Inc.

Section 7.6 Contracts with Affiliates

A. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

B. Except as provided in Section 7.5.A, the Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable.

C. Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable and no less favorable to the Partnership than would be obtained from an unaffiliated third party.

D. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, or any of the Partnership’s Subsidiaries.

E. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

Section 7.7 Indemnification

A. The Partnership shall, to the fullest extent permitted by law, indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership, the General Partner, Life Storage, Inc. or any Subsidiary of the Partnership as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the Partnership is hereby authorized to execute, deliver and perform, and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A with respect to the subject matter of such proceeding. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, creates a rebuttable presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.7.

B. Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.7.A. has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement between the Partnership and such Indemnitee.

D. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the activities of the Partnership, the General Partner, Life Storage, Inc. or a Subsidiary of the Partnership, regardless of whether the Partnership, the General Partner, Life Storage, Inc. or a Subsidiary of the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E. For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of Section 7.7; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

F. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

H. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of the General Partner, Life Storage and Indemnities

A. To the fullest extent permitted by law and notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor Life Storage, Inc. nor any other Indemnitee shall be liable for monetary damages to the Partnership, any Limited Partner, any Assignees or any other Person bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the General Partner, Life Storage, Inc. or such other Indemnitee, as applicable, in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of the authority conferred on the General Partner, Life Storage, Inc. or such other Indemnitee by this Agreement, provided that such Person did not (i) act in bad faith or act with active and deliberate dishonesty, or (ii) in the case of a criminal proceeding, have reasonable cause to believe that an act or omission was unlawful.

B. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, Life Storage, Inc. and the shareholders of Life Storage, Inc. collectively, and that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that neither the General Partner nor Life Storage, Inc. shall be liable for monetary damages to the Partnership, any Limited Partner or any other Person bound by this Agreement for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith.

C. Subject to its obligations and duties as General Partner set forth in Section 7.1.A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. Neither the General Partner nor Life Storage, Inc. shall be liable to the Partnership, any Limited Partner or any other Person bound by this Agreement for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

D. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s, Life Storage, Inc.’s or any other Indemnitee’s liability to the Partnership, the Limited Partners, any Assignee or any other Person bound by this Agreement under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Other Matters Concerning the General Partner

A. The General Partner shall be fully protected from liability to the Partnership, the Limited Partners or any other Person bound by this Agreement in relying in good faith upon the records of the Partnership and upon information, opinions, reports or statements presented by an officer or employee of the Partnership, a liquidating trustee, or committees of the Partnership, Limited Partners or Partners, or by any other Person as to matters the General Partner reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Partnership, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Partnership or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to Partners or creditors might properly be paid.

B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

D. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of Life Storage, Inc. to continue to qualify as a REIT or (ii) to avoid Life Storage, Inc. incurring any taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners and shall not constitute a breach of this Agreement or any duty otherwise existing at law or in equity.

Section 7.10 Title to Partnership Assets

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11 Reliance by Third Parties

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1 Limitation of Liability

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.

Section 8.2 Management of Business

No Limited Partner or Assignee, in its capacity as such, shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3 Outside Activities of Limited Partners

Subject to Section 7.5 hereof, any agreements entered into pursuant to Section 7.6.E hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or a Subsidiary of the Partnership, any Limited Partner (other than the General Partner and Life Storage, Inc.) and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner (other than the General Partner and Life Storage, Inc.) shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any Limited Partner or Assignee. None of the Limited Partners (other than the General Partner and Life Storage, Inc.) nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person (other than the General Partner to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.4 Return of Capital

Except pursuant to the right of redemption set forth in Section 8.6 or as set forth in any Partnership Unit Designation, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement. Nothing in this Section 8.4 shall be interpreted as limiting the Partnership’s right to redeem all or a portion of the Partnership Units held by a Limited Partner, with the consent of such Limited Partner, on such terms and conditions as determined by the General Partner to be in the interests of the Partnership. Except to the extent provided by Exhibit C hereof or as permitted by Section 4.2.B, or otherwise expressly provided in this Agreement or in any Partnership Unit Designation, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5 Rights of Limited Partners Relating to the Partnership

A. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.C hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such copying and administrative charges as the General Partner may establish from time to time):

(1)	to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by Life Storage, Inc. pursuant to the Securities Exchange Act of 1934;

(2)	to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;

(3)	to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(4)

to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(5)

to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

B. The Partnership shall notify each Limited Partner upon request of the then current Conversion Factor.

C. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

Section 8.6 Redemption Right

A. Subject to Sections 8.6.B and 8.6.C, on or after the date one (1) year after the closing of a transaction pursuant to which a Limited Partner obtains Common Units, such Limited Partner, other than the General Partner or Life Storage, Inc., shall have the right (the “Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the Common Units held by such Limited Partner at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership. The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with copies to the General Partner and Life Storage, Inc.) by the Limited Partner who is exercising the redemption right (the “Redeeming Partner”); provided, however, that the Partnership shall not be obligated to satisfy such Redemption Right if Life Storage, Inc. and/or the General Partner elects to purchase the Common Units subject to the Notice of Redemption pursuant to Section 8.6.B. A Limited Partner may not exercise the Redemption Right for less than one thousand (1,000) Common Units or, if such Limited Partner holds less than one thousand (1,000) Common Units, all of the Common Units held by such Partner. The Redeeming Partner shall have no right, with respect to any Common Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

B. Notwithstanding the provisions of Section 8.6.A, a Limited Partner that exercises the Redemption Right shall be deemed to have offered to sell the Common Units described in the Notice of Redemption to the General Partner and Life Storage, Inc., and either the General Partner or Life Storage, Inc. (or both) may, in its sole and absolute discretion, elect to purchase directly and acquire such Common Units by paying to the Redeeming Partner either the Cash Amount or the REIT Shares Amount. If such election is made by the General Partner or Life Storage Inc., the Partnership shall determine whether the General Partner or Life Storage Inc. shall pay the Cash Amount or the REIT Shares Amount. The Partnership’s decision regarding whether such payment shall be made in the form of the Cash Amount or the REIT Shares Amount shall be made by the General Partner, in its capacity as the general partner of the Partnership and in its sole and absolute discretion. Any such payment shall be made on the Specified Redemption Date, whereupon the General Partner or Life Storage, Inc. shall acquire the Common Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Common Units. If the General Partner and/or Life Storage, Inc. shall elect to exercise their respective rights to purchase Common Units under this Section 8.6.B with respect to a Notice of Redemption, they shall so notify the Redeeming Partner within five Business Days after the receipt by the General Partner of such Notice of Redemption. Unless the General Partner and/or Life Storage, Inc. (in their sole and absolute discretion) shall exercise their respective rights to purchase Common Units from the Redeeming Partner pursuant to this Section 8.6.B, neither the General Partner nor Life Storage, Inc. shall have any obligation to the Redeeming Partner or the Partnership with respect to the Redeeming Partner’s exercise of the Redemption Right. In the event the General Partner or Life Storage, Inc. shall exercise its right to purchase Common Units with respect to the exercise of a Redemption Right in the manner described in the first sentence of this Section 8.6.B, the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of such Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner or Life Storage, Inc., as the case may be, shall treat the transaction between the General Partner or Life Storage, Inc., as the case may be, and the Redeeming Partner for federal income tax purposes as a sale of the Redeeming Partner’s Common Units to the General Partner or Life Storage, Inc., as the case may be. Each Redeeming Partner agrees to execute such documents as the General Partner and Life Storage, Inc. may reasonably require in connection with the issuance of REIT Shares upon exercise of the Redemption Right. If the Redemption Right is satisfied by the delivery of REIT Shares, the Redeeming Partner shall be deemed to become a holder of REIT Shares as of the close of business on the Specified Redemption Date.

C. Notwithstanding the provisions of Section 8.6.A and Section 8.6.B, a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.6.A if the delivery of REIT Shares to such Partner on the Specified Redemption Date by the General Partner or Life Storage, Inc. pursuant to Section 8.6.B (regardless of whether or not the General Partner or Life Storage, Inc. would in fact exercise its rights under Section 8.6.B) would be prohibited under Life Storage, Inc.’s Certificate of Incorporation or would violate any federal or state securities laws.

D. Each Limited Partner covenants and agrees with the General Partner and Life Storage, Inc. that all Common Units delivered for redemption or sale shall be delivered to the Partnership, the General Partner or Life Storage, Inc., as the case may be, free and clear of all liens and, notwithstanding anything herein contained to the contrary, none of the General Partner, Life Storage, Inc. or the Partnership shall be under any obligation to acquire Common Units which are or may be subject to any liens. Each Limited Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Common Units to the Partnership, the General Partner or Life Storage, Inc., such Limited Partner shall assume and pay such transfer tax.

ARTICLE 9

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1 Records and Accounting

The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3 hereof. The Partnership may maintain its records in other than a written form, including on, by means of, or in the form of any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), if such form is capable of conversion into written form within a reasonable time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the General Partner determines to be necessary or appropriate.

Section 9.2 Fiscal Year

The fiscal year of the Partnership shall be the calendar year.

Section 9.3 Reports

A. As soon as practicable, but in no event later than one hundred five (105) days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the General Partner or Life Storage, Inc. if such statements are prepared solely on a consolidated basis with the General Partner or Life Storage, Inc., for such Partnership Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

B. As soon as practicable, but in no event later than one hundred five (105) days after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be mailed to each Limited Partner as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the General Partner or Life Storage, Inc., if such statements are prepared solely on a consolidated basis with the General Partner or Life Storage, Inc., and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

ARTICLE 10

TAX MATTERS

Section 10.1 Preparation of Tax Returns

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, no later than the due date (taking into account any extensions thereof) for filing the Partnership’s U.S. Return of Partnership Income for each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

Section 10.2 Tax Elections

Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code. The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

Section 10.3 Tax Matters Partner/Partnership Representative

A. For taxable years beginning before January 1, 2018, the General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. Pursuant to Section 6230(e) of the Code (as in effect before amendment by the Bipartisan Budget Act), upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners and the Assignees.

B. The tax matters partner is authorized, but not required:

(1)

to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as ”judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code (as in effect before amendment by the Bipartisan Budget Act) and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Code (as in effect before amendment by the Bipartisan Budget Act)) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code (as in effect before amendment by the Bipartisan Budget Act));

(2)

in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(3)	to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(4)

to file a request for an administrative adjustment with the IRS and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(5)

to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken account by a Partner for tax purposes, or an item affected by such item; and

(6)	to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such, and the tax matters partner, in its capacity as such, shall be an Indemnitee for all purposes of this Agreement.

C. For taxable years beginning on or after January 1, 2018, the General Partner, or a person selected by the General Partner, shall be designated and shall act as the “partnership representative” pursuant to Section 6223 of the Code (as amended by the Section 1101 of P.L. 114-74 (the “Bipartisan Budget Act”)) with all of the rights, duties and powers provided for in Code Sections 6221 through 6241 (as amended by the Bipartisan Budget Act). Subject to the terms of this Agreement, the partnership representative shall have full discretion to represent and bind the Partnership in any audit or administrative proceeding conducted by any taxing authority, including without limitation, the power and authority (i) to make an election under Section 6223 (if available) or Section 6226 of the Code (as each was amended by the Bipartisan Budget Act), and any Regulations promulgated in accordance therewith, (ii) to take, and to cause the Partnership to take, all actions necessary or convenient to give effect to such an election and (iii) to make use of, or cause the Partnership to make use of, any other options that are or may become available under applicable Code sections, Regulations or guidance. The taking of any action and the incurring of any expense by the partnership representative in connection with any such audit or administrative proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the partnership representative and the provisions relating to indemnification of the Indemnitees set forth in Section 7.7 of this Agreement shall be fully applicable to the partnership representative in its capacity as such, and the partnership representative, in its capacity as such, shall be an Indemnitee for all purposes of this Agreement.

D. Neither the tax matters partner nor the partnership representative shall receive any compensation for its services as such. All third party costs and expenses incurred by the tax matters partner or the partnership representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm or law firm to assist the tax matters partner or partnership representative in discharging its duties hereunder.

Section 10.4 Organizational Expenses

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over such permissible period as provided in Section 709 of the Code.

Section 10.5 Withholding

Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan. Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (A) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four (4) percentage points, or (B) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

ARTICLE 11

TRANSFERS AND WITHDRAWALS

Section 11.1 Transfer

A. The term “transfer,” when used in this Article 11 with respect to a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to transfer all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to transfer all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “transfer” when used in this Article 11 does not include any redemption of Partnership Interests by the Partnership from a Limited Partner or any acquisition of Partnership Units from a Limited Partner by the General Partner or Life Storage, Inc. pursuant to this Agreement or any Partnership Unit Designation.

B. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

Section 11.2 Transfer of General Partner’s Partnership Interest or Life Storage, Inc.’s Interest in the General Partner

A. The General Partner may not transfer any of its General Partner Interest or Limited Partner Interests or withdraw as General Partner except as provided in Section 11.2.B or in connection with a transaction described in Section 11.2.C. or 11.2.D. Life Storage, Inc. shall not transfer any of its Limited Partner Interests or Ownership Interest except in connection with a transaction described in Section 11.2.B, 11.2.C. or 11.2.D.

B. The General Partner and Life Storage, Inc. may transfer Limited Partner Interests held by them either to the Partnership in accordance with Section 7.5.B hereof or to a purported holder of REIT Shares in accordance with Life Storage, Inc.’s certificate of incorporation.

C. Except as otherwise provided in Section 11.2.D., neither the General Partner nor Life Storage, Inc. shall engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its assets, or effect any reclassification, or recapitalization or change of outstanding REIT Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of “Conversion Factor”) (“Transaction”), unless (i) the Transaction also includes a merger of the Partnership or sale of substantially all of the assets of the Partnership which has been approved by the requisite Consent of the Partners pursuant to Section 7.3 and as a result of which all Limited Partners will receive for each Partnership Unit an amount of cash, securities, or other property equal to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid to a holder of one REIT Share in consideration of one REIT Share at any time during the period from and after the date on which the Transaction is consummated, provided that if, in connection with the Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than fifty percent (50%) of the outstanding REIT Shares, each holder of Partnership Units shall receive the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption Right and received REIT Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer, and (ii) no more than forty-nine percent (49%) of the equity securities of the acquiring Person in such transaction shall be owned, after consummation of such Transaction, by the General Partner or Persons who are Affiliates of the Partnership or the General Partner immediately prior to the date on which the Transaction is consummated.

D. Notwithstanding Section 11.2.C, either the General Partner or Life Storage, Inc. may merge with another entity if immediately after such merger substantially all of the assets of the surviving entity, other than Partnership Units held by the General Partner (whether such Partnership Units constitute the General Partnership Interest or a Limited Partnership Interest) or by Life Storage, Inc., are contributed to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value, as reasonably determined by the General Partner, equal to the 704(c) Value of the assets so contributed.

Section 11.3 Limited Partners’ Rights to Transfer

A. Subject to the provisions of Sections 11.3.C, 11.3.D, 11.3.E, and 11.4, a Limited Partner may transfer, with or without the consent of the General Partner, all or any portion of its Partnership Interest, or any of such Limited Partner’s economic rights as a Limited Partner.

B. If a Limited Partner is subject to Incapacity, the Partners agree that the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, and be admitted to the Partnership as a Substituted Limited Partner effective as of the time that such Limited Partner is subject to Incapacity for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his, her or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

C. The General Partner may prohibit any transfer by a Limited Partner of its Partnership Units if, in the opinion of legal counsel to the Partnership, such transfer would require filing of a registration statement under the Securities Act of 1933 or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Unit.

D. No transfer by a Limited Partner of its Partnership Units may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes, or would result in a termination of the Partnership for federal income tax purposes, (ii) in the opinion of legal counsel for the Partnership, it would adversely affect the ability of Life Storage, Inc. to continue to qualify as a REIT or subject Life Storage, Inc. to any additional taxes under Section 857 or Section 4981 of the Code, or (iii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” with the meaning of Section 7704 of the Code.

E. No transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the consent of the General Partner, in its sole and absolute discretion, provided that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Cash Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

Section 11.4 Substituted Limited Partners

A. No Limited Partner shall have the right to substitute a transferee as a Limited Partner in such Limited Partner’s place. The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

B. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement. The admission of any transferee as a Substituted Limited Partner shall be subject to the transferee executing and delivering to the Partnership an acceptance of all the terms and conditions of this Agreement (including, without limitation, the provisions of Section 2.4 and such other documents or instruments as may be required to effect the admission).

C. Upon the admission of a Substituted Limited Partner, the General Partner shall update the Partner Registry in the books and records of the Partnership as it deems necessary to reflect such admission in the Partner Registry.

Section 11.5 Assignees

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, Recapture Income, and any other items, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units or consent in any matter presented to the Limited Partners for a vote or consent (such Partnership Units being deemed to have been voted or consented on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted or consented). In the event any such transferee desires to make a further transfer of any such Partnership Units, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make a transfer of Partnership Units.

Section 11.6 General Provisions

A. No Limited Partner may withdraw from the Partnership other than as a result of (i) a permitted transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11, (ii) pursuant to redemption of all of its Partnership Units under Section 8.6 or pursuant to any Partnership Unit Designation or (iii) the acquisition by the General Partner of all of such Limited Partner’s Partnership Interest pursuant to any Partnership Unit Designation or otherwise.

B. Any Limited Partner who shall assign all of its Partnership Units in a transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Units as Substituted Limited Partners. Similarly, any Limited Partner who shall transfer all of its Partnership Units pursuant to (i) a redemption of all of its Partnership Units under Section 8.6 or any Partnership Unit Designation or (ii) the acquisition by the General Partner of all of such Limited Partner’s Partnership Interest pursuant to any Partnership Unit Designation or otherwise, in each case, shall cease to be a Limited Partner.

C. Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

D. If any Partnership Interest is assigned during any quarterly segment of the Partnership’s fiscal year in compliance with the provisions of this Article 11 or redeemed or assigned pursuant to Section 8.6, or any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which the assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which a redemption occurs shall be allocated to the Redeeming Partner. All distributions of Available Cash attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such assignment or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and in the case of an assignment other than a redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

ARTICLE 12

ADMISSION OF PARTNERS

Section 12.1 Admission of Successor General Partner

A successor to or assignee of all of the General Partner Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the replacement general partner of the Partnership without any further action, approval or vote of any other Person, effective upon such transfer. Immediately following such admission, the transferring General Partner shall cease to be a general partner of the Partnership. Any such successor General Partner shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6.D hereof.

Section 12.2 Admission of Additional Limited Partners

A. After the admission to the Partnership of the initial Limited Partner on June 1, 1995, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such item for the calendar month in which an admission of any Additional

Limited Partner occurs shall be allocated among all the Partners and Assigns including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees including such Additional Limited Partner.

Section 12.3 Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of or update to the Partner Registry) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

ARTICLE 13

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1 Dissolution

Except as set forth in this Article 13, no Partner shall have the right to dissolve the Partnership. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership without dissolution. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”):

A. an event of withdrawal of the General Partner, as defined in the Act (other than an event as set forth in Section 17-402(4) or (5) of the Act), provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (i) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (ii) within ninety (90) days after the occurrence of such event, the remaining Partners holding a majority of the Percentage Interests of the remaining Partners (including Partnership Units that are held, directly or indirectly, by the withdrawn General Partner and Life Storage, Inc.) agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership;

B. at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act;

C. from and after the date of this Agreement through December 31, 2053, an election to dissolve the Partnership made by the General Partner with the Consent of Limited Partners holding seventy-five percent (75%) or more of the Percentage Interests of the Limited Partners (including Limited Partner Interests held, directly or indirectly, by the General Partner and Life Storage, Inc.);

D. on or after January 1, 2054, an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion;

E. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

F. the sale of all or substantially all of the assets and properties of the Partnership; or

G. a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment all of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

Section 13.2 Winding Up

A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner or, in the event there is no remaining General Partner, any Person elected by Limited Partners holding a majority of Limited Partner Interests (including Limited Partner Interest held, directly or indirectly, by any former General Partner and Life Storage, Inc.) (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the General Partner) shall be applied and distributed in the following order:

(1)	First, to the satisfaction of all of the Partnership’s debts and liabilities to creditors other than the Partners (whether by payment or the making of reasonable provision for payment thereof);

(2)	Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner and Life Storage, Inc. in their capacities as creditors of the Partnership;

(3)	Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners in their capacities as creditors of the Partnership; and

(4)	The balance, if any, to the General Partner and Limited Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

B. Notwithstanding the provisions of Section 13.2.A hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion and to the fullest extent permitted by law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2.A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

C. To the fullest extent permitted by law, in the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made pursuant to this Article 13 may be:

(1)

distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent, conditional or unmatured liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

(2)

withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2.A as soon as practicable.

Section 13.3 Compliance with Timing Requirements of Regulations

In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 13 to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in such Partner’s Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever; provided, however, that if the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), each of the Waldners and AWP or the partners of AWP shall contribute to the Partnership in accordance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) such deficit balance, if any, in his, her or its respective Capital Account; and provided further, however, that in no event shall such contribution obligation for Waldners or AWP or the partners of AWP exceed his, her or its respective DRO Amount. The obligation created pursuant to this Section 13.3 shall be for the benefit of the Partnership, the General Partner, the creditors of the Partnership or any other person to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or the General Partner in its capacity as general partner of the Partnership and shall be enforceable by such parties. Each of the Waldners and AWP or the partners of AWP unconditionally and irrevocably waives any subrogation, reimbursement or similar rights to which they might otherwise be entitled as a result of his, her or its performance with respect to the obligation created pursuant to this Section 13.3, whether such rights arise with respect to the Partnership, another Partner of the Partnership or a third party; provided, however, that the General Partner shall in all events be entitled to enforce the contribution obligation of each of the Waldners and AWP or the partners of AWP undertaken pursuant to this Section 13.3.

Section 13.4 Deemed Distribution and Recontribution

Notwithstanding any other provision of this Article 13, in the event the Partnership is considered liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership shall not be dissolved, the Partnership’s property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, for federal income tax purposes and for purposes of maintaining Capital Accounts pursuant to Exhibit B hereto, the Partnership shall be deemed to have distributed the property in kind to the General Partner and Limited Partners, who shall be deemed to have assumed and taken such property subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the General Partner and Limited Partners shall be deemed to have recontributed the Partnership property in kind to the Partnership, which shall be deemed to have assumed and taken such property subject to all such liabilities.

Section 13.5 Rights of Limited Partners

Except as otherwise provided in this Agreement and subject to the rights of any Limited Partner of any Partnership Interest set forth in a Partnership Unit Designation, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement and subject to the rights of any Limited Partner of any Partnership Interest set forth in a Partnership Unit Designation, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

Section 13.6 Notice of Dissolution

In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and, in the General Partner’s sole and absolute discretion or as required by the Act, to all other parties with whom the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner), and the General Partner may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner).

Section 13.7 Termination of Partnership and Cancellation of Certificate of Limited Partnership

Upon the completion of the winding up of the Partnership, all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions, including filing a certificate of cancellation of the Certificate with the Delaware Secretary of State, as may be necessary to terminate the Partnership shall be taken.

Section 13.8 Reasonable Time for Winding-Up

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

Section 13.9 Waiver of Partition

Each Partner hereby waives any right to partition of the Partnership property.

Section 13.10 Liability of the Liquidator

The Liquidator shall be indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidator’s taking of any action authorized under or within the scope of this Agreement; provided, however, that the Liquidator shall not be entitled to indemnification, and shall not be held harmless, where the claim, demand, liability, cost, damage or cause of action at issue arises out of:

(i)	a matter entirely unrelated to the Liquidator’s action or conduct pursuant to the provisions of this Agreement; or

(ii)	the proven willful misconduct or gross negligence of the Liquidator.

ARTICLE 14

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

Section 14.1 Amendments

A. Amendments to this Agreement may be proposed by the General Partner or by any Limited Partners holding twenty percent (20%) or more of the Partnership Interests and subject to the rights of any Limited Partner of Partnership Interests set forth in a Partnership Unit Designation may be approved by the Partners in accordance with this Agreement. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal. Except as provided in Section 7.3.A, 7.3.B, 13.1.C, 14.1.B, 14.1.C or 14.1.D, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the Consent of Partners holding a majority of the Percentage Interests of the Limited Partners (including Limited Partner Interests held, directly or indirectly, by the General Partner and Life Storage, Inc.).

B. Notwithstanding Section 14.1.A, the General Partner shall have the power, without the consent or vote of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(1)	to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(2)

to reflect the admission, substitution, removal, or withdrawal of Partners, or to reflect redemptions, capital contributions, the issuance of additional Partnership Units (pursuant to any merger or otherwise), or similar events having an effect on any Partner’s Percentage Interest, each in accordance with this Agreement;

(3)	to set forth the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Section 4.2.A hereof;

(4)

to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect (including to reflect any change in the name of the Partnership), or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

(5)	to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

The General Partner shall provide notice to the Limited Partners when any action under this Section 14.1.B is taken.

C. Notwithstanding Sections 14.1.A and 14.1.B hereof, this Agreement shall not be amended without the Consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a general partner interest, (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner, (iii) alter rights of the Partner to receive distributions pursuant to Article 5 or Article 13, or the allocations specified in Article 6 (except as permitted pursuant to Section 4.2 and Section 14.1.B(3) hereof), (iv) alter or modify the Redemption Right and REIT Shares Amount as set forth in Sections 8.6 and 11.2.B, and the related definitions, in a manner adverse to such Partner, (v) cause the dissolution, winding up and termination of the Partnership prior to the time set forth in Sections 2.5 or 13.1, or (vi) amend this Section 14.1.C. Further, no amendment may alter the restrictions on the General Partner’s authority set forth in Section 7.3 without the Consent specified in that section.

D. Notwithstanding Sections 14.1.A or Section 14.1.B hereof, the General Partner shall not amend Sections 4.2.A, 7.5, 7.6, 11.2 or 14.2 without the Consent of seventy-five percent (75%) of the Percentage Interests of the Limited Partners excluding Limited Partners Interests held by the General Partner.

Section 14.2 Meetings of the Partners

A. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding twenty percent (20%) or more of the Partnership Interests. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of the Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in Section 14.2.B hereof. Except as otherwise expressly provided in this Agreement, or any matter for which the vote or Consent of Limited Partners is sought, the vote or Consent of holders of a majority of the Percentage Interests held by Limited Partners (including Limited Partnership Interests held, directly or indirectly, by the General Partner or Life Storage, Inc.) shall control.

B. Any action required or permitted to be taken at a meeting of the Partners or any action which may be taken at any meeting of such Partners, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by Partners holding the percentage of Percentage Interests that would be necessary to authorize or take such action at a meeting at which all Partners entitled to vote thereon were presented and voted. Such consent may be in one instrument or in several instruments. Such consent shall be filed with the records of the Partnership. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

C. Each Limited Partner may authorize any Person or Persons to act for such Limited Partner by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or such Limited Partner’s attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Limited Partner executing such proxy.

D. Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the shareholders of Life Storage, Inc. and may be held at the same time, and as part of, meetings of the shareholders of Life Storage, Inc.

ARTICLE 15

GENERAL PROVISIONS

Section 15.1 Addresses and Notice

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written or electronic communication (including by telecopy, facsimile, electronic mail) or commercial courier service to the Partner, or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in accordance with this Section 15.1.

Section 15.2 Titles and Captions

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 15.3 Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4 Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6 Creditors

Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 15.7 Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.8 Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.9 Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.10 Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11 Entire Agreement

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes the Original Agreement and any other prior written or oral understandings or agreements among them with respect thereto.

Section 15.12 No Rights as Shareholders

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as shareholders of the General Partner or of Life Storage, Inc., including without limitation, any right to receive dividends or other distributions made to shareholders of the General Partner or of Life Storage, Inc., or to vote or to consent or to receive notice as shareholders in respect of any meeting of shareholders for the election of directors of the General Partner or of Life Storage, Inc., or any other matter.

Section 15.13 Guaranty of Life Storage, Inc.

Life Storage, Inc. unconditionally and irrevocably guarantees to the Limited Partners the performance by the General Partner of the General Partner’s obligations under this Agreement. This guarantee is exclusively for the benefit of the Limited Partners and shall not extend to the benefit of any creditor of the Partnership or any Subsidiary of the Partnership.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

General Partner:

LIFE STORAGE HOLDINGS, INC.

By	/s/ Joseph Saffire
Joseph Saffire, Chief Executive Officer

Limited Partner:

LIFE STORAGE, INC.

By	/s/ Andrew Gregoire
Andrew Gregoire, Chief Financial Officer

EXHIBIT A

FORM OF PARTNERSHIP REGISTRY

Partners’ Names and Addresses	Capital Contribution(s)	Number of Partnership Units	Percentage Interest in the Partnership
1. General Partner: Life Storage Holdings, Inc. 6467 Main Street Williamsville, New York 14221

2. Limited Partner(s): Life Storage, Inc. 6467 Main Street Williamsville, New York 14221

3. Additional Limited Partners:

Ex. A

EXHIBIT B

CAPITAL ACCOUNT MAINTENANCE

1.	Capital Accounts of the Partners

A. The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1.A of the Agreement or a Partnership Unit Designation and Exhibit C hereof, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1.B of the Agreement or a Partnership Unit Designation and Exhibit C hereof.

B. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners’ Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(1)

Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership, provided that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners’ Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section 1.704-1(b)(2)(iv)(m)(4).

(2)

The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(3)

Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

Ex. B-1

(4)

In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

(5)

In the event the Carrying Value of any Partnership asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(6)	Any items specifically allocated under Section 2 of Exhibit C hereof shall not be taken into account.

C. Generally, a transferee (including an Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor. The Capital Accounts shall be maintained in accordance with the principles of this Exhibit B.

D. (1) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D(2), the Carrying Value of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1.D(2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement or an applicable Partnership Unit Designation.

(2)

Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(3)

In accordance with Regulations Section 1.704-1(b)(2)(iv)(e), the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

(4)

In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit B, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article 13 of the Agreement, shall be determined and allocated by the

Ex. B-2

Liquidator using such reasonable methods of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties).

E. The provisions of this Agreement (including this Exhibit B and other Exhibits to this Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify (i) the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed or (ii) the manner in which items are allocated among the Partners for federal income tax purposes in order to comply with such Regulations or to comply with Section 704(c) of the Code, the General Partner may make such modification without regard to Article 14 of the Agreement, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article 13 of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). In addition, the General Partner may adopt and employ such methods and procedures for (i) the maintenance of book and tax capital accounts, (ii) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (iii) the determination of Net Income, Net Loss, taxable income, taxable loss and items thereof under this Agreement and pursuant to the Code, (iv) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (v) the allocation of asset value and tax basis, and (vi) conventions for the determination of cost recovery, depreciation and amortization deductions, as it determines in its sole discretion are necessary or appropriate to execute the provisions of this Agreement and to comply with federal and state tax laws.

2.	No Interest

No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

3.	No Withdrawal

No Partner shall be entitled to withdraw any part of his, her or its Capital Contribution or his, her or its Capital Account or to receive any distribution from the Partnership, except as provided in Articles 4, 5, 7 and 13 of the Agreement or any Partnership Unit Designation.

Ex. B-3

EXHIBIT C

SPECIAL ALLOCATION RULES

1.	Special Allocation Rules

Notwithstanding any other provision of the Agreement, a Partnership Unit Designation or this Exhibit C, the following special allocations shall be made in the following order:

A. Minimum Gain Chargeback. Notwithstanding the provisions of Section 6.1 of the Agreement, a Partnership Unit Designation or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704- 2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. Solely for purposes of this Section 1.A, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations, pursuant to Section 6.1 of the Agreement or a Partnership Unit Designation, of Partner Minimum Gain during such Partnership taxable year.

B. Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 of this Agreement, a Partnership Unit Designation or any other provisions of this Exhibit C (except Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704- 2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of the Section 1.B, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement, a Partnership Unit Designation or this Exhibit C with respect to such Partnership taxable year, other than allocations pursuant to Section 1.A hereof.

Ex. C-1

C. Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.A and 1.B hereof, such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership taxable year) shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 1.C is intended to constitute a “qualified income offset” under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

D. Nonrecourse Deductions. Nonrecourse Deductions for any Partnership taxable year shall be allocated to the Partners holding Partnership Units in accordance with their respective Partnership Units. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio for such Partnership taxable year which would satisfy such requirements.

E. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership taxable year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

F. Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

G. Curative Allocations. The allocations set forth in Section 1.A through F of this Exhibit C (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations under Section 704(b) of the Code. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is hereby authorized to divide other allocations of income, gain, deduction and loss among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions will be divided among the Partners. In general, the Partners anticipate that this will be accomplished by specially allocating other items of income, gain, loss and deduction among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each person is zero. However, the General Partner will have discretion to accomplish this result in any reasonable manner; provided, however, that no allocation pursuant to this Section 1.G shall cause the Partnership to fail to comply with the requirements of Regulations Sections 1.704-1(b)(2)(ii)(d), -2(e) or -2(i).

Ex. C-2

2.	Allocations for Tax Purposes

A. Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement, any Partnership Unit Designation and Section 1 of this Exhibit C.

B. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Partners as follows:

(1)

(a) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners consistent with the principles of Section 704(c) of the Code and the Regulations thereunder to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution; and

(b)

any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement, any Partnership Unit Designation and Section 1 of this Exhibit C.

(2)	(a) In the case of an Adjusted Property, such items shall

(i) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code and the Regulations thereunder to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit B, and

(ii) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B(1) of this Exhibit C; and

(b)

any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement, any Partnership Unit Designation and Section 1 of this Exhibit C.

(3)

all other items of income, gain, loss and deduction shall be allocated among the Partners the same manner as their correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement, any Partnership Unit Designation and Section 1 of this Exhibit C.

Ex. C-3

C. To the extent that the Regulations promulgated pursuant to Section 704(c) of the Code permit the Partnership to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the General Partner shall have the authority to elect the method to be used by the Partnership and such election shall be binding on all Partners.

3.	No Withdrawal

No Partner shall be entitled to withdraw any part of such Partner’s Capital Contribution or Capital Account or to receive any distribution from the Partnership, except as provided in Articles 4, 5, 8 and 13 of the Agreement or any Partnership Unit Designation.

Ex. C-4

EXHIBIT D

VALUE OF CONTRIBUTED PROPERTY

Underlying Property	704(c) Value	Agreed Value

[Intentionally Left Blank]

Ex. D

EXHIBIT E

NOTICE OF REDEMPTION

The undersigned Limited Partner hereby irrevocably (i) elects to have the Partnership redeem ___________ Common Units in Life Storage LP in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of Life Storage LP (the “Agreement”) and the Redemption Right referred to therein, (ii) surrenders such Common Units and all right, title and interest therein, and (iii) directs that the Cash Amount or REIT Shares Amount (as determined by the General Partner) deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if REIT Shares are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby, represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Common Units, free and clear of the rights or interests of any other person or entity, (b) has the full right, power, and authority to have such Common Units redeemed and surrender such Common Units as provided herein, and (c) has obtained the consent or approval of all person or entities, if any, having the right to consent or approve such redemption and surrender. Capitalized terms used in this Notice of Redemption shall have the meaning assigned to such terms in the Agreement.

Dated:

Name of Limited Partner:
Please Print

(Signature of Limited Partner)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:

Name:

Please insert social security or identifying number:

Ex. E